Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-46506, 333-101494, 333-83658, 333-83656, 333-72931, 333-153345, and 333-117445 on Form S-8 of our reports dated September 3, 2009 relating to the financial statements of Dycom Industries, Inc. and subsidiaries, and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dycom Industries, Inc. for the year ended July 25, 2009.
Deloitte & Touche LLP
Miami, Florida
September 3, 2009